UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 23, 2011

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On February 23, 2011, School Specialty, Inc. (the “Company”) entered into separate, privately negotiated exchange agreements under which it will retire $100 million in aggregate principal of the Company’s outstanding 3.75% Convertible Subordinated Debentures due 2026 (the “Existing Debentures”) in exchange for the issuance of $100 million in aggregate principal of new 3.75% Convertible Subordinated Debentures due 2026 (the “New Debentures”).  The New Debentures will be issued under an indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, to be entered into and dated March 1, 2011 (the “New Indenture”).  The New Debentures will be subordinated to all of the Company’s existing and future senior debt and will rank equally to any Existing Debentures that remain outstanding.

The New Debentures will pay interest semi-annually at a rate of 3.75% per year in respect of each $1,000 original principal amount of New Debentures (the “Original Principal Amount”) on each May 30th and November 30th, and the principal shall accrete on the principal amount of the New Debentures (including the Original Principal Amount) at a rate of 3.9755% per year, compounding on a semi-annual basis (such principal amount, including any accretions thereon, the “Accreted Principal Amount”).  The New Debentures will be convertible, at the option of the Company, into cash or a combination of cash and shares of Company common stock, par value $.001 per share (“Company Common Stock”), upon satisfaction of certain conditions set forth below.  The initial conversion rate will be 44.2087 shares for each $1,000 of Original Principal Amount (subject to adjustment in certain events), which represents an initial conversion price of approximately $22.62 per share.  However, the Company will not issue any shares of Company Common Stock pursuant to the New Indenture if, after giving affect to such issuance, the aggregate number of shares issued pursuant to the New Indenture would exceed 19.99% of the number of shares of Company Common Stock outstanding as of March 1, 2011, unless the Company first receives the approval of the Company’s shareholders, which the Company has no obligation to seek.

Holders may convert the New Debentures under any of the following circumstances, each as described in the New Indenture:

•

during any fiscal quarter if the closing price of Company Common Stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the conversion price;

•

during the five business days after any five consecutive trading day period in which the trading price per $1,000 Original Principal Amount of New Debentures for each trading day of that period is less than 98% of the product of the closing price of Company Common Stock and the conversion rate of the New Debentures;

•

if the New Debentures have been called for redemption;

•

at any time on or after November 30, 2025; and

•

if specified distributions to holders of Company Common Stock are made, or if certain change of control events occur.

The New Debentures will mature on November 30, 2026, unless earlier redeemed, repurchased or converted.  Holders of the New Debentures have the option to require the Company to purchase the New Debentures outstanding on November 30, 2014, November 30, 2018 and

November 30, 2022 at a price equal to 100% of the Accreted Principal Amount of the New Debentures delivered for repurchase plus any accrued and unpaid interest on the Original Principal Amount of the New Debentures delivered for repurchase.  The Company has the right to redeem the New Debentures beginning May 30, 2014 at a price equal to 100% of the Accreted Principal Amount of the New Debentures to be redeemed plus any accrued but unpaid interest on the Original Principal Amount of the New Debentures redeemed.

The Company offered the New Debentures to certain holders of the Existing Debentures in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.  The shares of Company Common Stock issuable upon conversion of the New Debentures have been reserved for issuance by the Company and will be listed on the Nasdaq Global Select Market.

The foregoing description of the New Debentures, the New Indenture and the exchange of the Existing Debentures for the New Debentures, does not purport to be complete and is qualified in its entirety by reference to the form of New Indenture (which includes the form of New Debenture) and the form of Exchange Agreement, copies of which are included as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K.  A copy of the press release announcing the exchange transaction described herein is attached as Exhibit 99.1 and is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-
Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of the Current Report on Form 8-K is incorporated herein by reference.

Item 3.02

Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of the Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Form of Indenture to be entered into between School Specialty, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.2	Form of new 3.75% Convertible Subordinated Debenture due 2026 (included in exhibit 4.1).

10.1	Form of Exchange Agreement.

99.1	Press Release of School Specialty, Inc. dated February 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: February 24, 2011	By: /s/ David N. Vander Ploeg
David N. Vander Ploeg Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Indenture to be entered into between School Specialty, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee.
4.2	Form of new 3.75% Convertible Subordinated Debenture due 2026 (included in exhibit 4.1).
10.1	Form of Exchange Agreement.
99.1	Press Release of School Specialty, Inc. dated February 24, 2011.

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